Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Jumia Technologies AG

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, no par value	(1)	Other	1,200,000	$3.3212	$3,985,440.00	0.0001381	$550.39

Total Offering Amounts:						$3,985,440.00		550.39
Total Fee Offsets:								0.00
Net Fee Due:								$550.39

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Offering Note(s)

(1)	American Depositary Shares (“ADS”) evidenced by American Depositary Receipts (“ADRs”) issuable upon deposit of ordinary shares have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-254136).

Pursuant to Rule 416 under the Securities Act of 1933, as amended, the ordinary shares being registered hereunder include such indeterminate number of additional ordinary shares as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457 (h) and 457(c) under the Securities Act of 1933. The proposed maximum offering price per unit and maximum aggregate offering price are calculated on the basis of $3.3212, the average of the high and low sale price of ADSs of the registrant on the New York Stock Exchange on August 24, 2026, which is within five business days prior to the filing of this registration statement, divided by two, the then ordinary share-to-ADS ratio.